Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Endologix, Incorporated Fourth Quarter 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Nick Laudico of The Ruth Group. Thank you, Mr. Laudico. You may begin.

Nick Laudico, Senior Vice President, Investor Relations, The Ruth Group, Inc.
Thanks, operator, and thanks, everyone for participating in today's call. Joining me from the company are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com, and a replay of the call will be available on the company's website for 30 days.

Before we begin, I'd like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of the Federal Securities Laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix's Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, February 22, 2011. Endologix undertakes no obligation to revise or update any statements, reflect events or circumstances after the date of this call.

That said, I'd like to turn the call over to John McDermott.

John McDermott, President and Chief Executive Officer
Thanks, Nick. I'd like to welcome everyone to the Endologix's fourth quarter and full-year 2010 conference call. Joining me on the call today is Bob Krist, our Chief Financial Officer who will provide an overview of our financial results following my comments. In 2010, we successfully executed our growth strategy by expanding our product offering to treat more patients, strengthening our new product pipeline and increasing our U.S. sales force.

We exited the year with record quarterly revenue of $19.2 million, up 41% year-over-year and exceeded our annual revenue guidance with full-year revenue of $67.3 million. We are entering 2011 with good growth prospects, including a full year of sales of our expanded product line, a larger and more experienced U.S. sales force, and the planned launch of our new AFX system in the second half of the year. To drive growth beyond 2011, this year we plan to begin building a European direct sales force, add more reps and clinical specialists in the U.S. and continue investing in our new product pipeline.

I will go through each of these initiatives in detail on today's call. On a strategic level, we continue to be exclusively focused on endovascular devices to treat aortic disorders. Our current products treat infrarenal aortic aneurysms in a global market that is worth about $900 million. Over the next several years, we plan to introduce many new technologies that will expand the market, treat more patients and enable us to capture more share. Including the thoracic aorta, we expect the stent graft market to have a total global value of about $1.7 billion in 2015.

Our ambition is to become a leader in this attractive market by focusing on innovative technologies that are easy-to-use, provide outstanding clinical results and enable physicians to treat more patients. We've made good progress over the past few years, but are really just scratching the surface of our potential.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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Turning to our pipeline, we are very excited about the Nellix acquisition that closed in December. We studied this new technology very carefully and believe it represents the most promising new EVAR platform in development. Earlier this month, we announced the publication of very favorable clinical results with the Nellix device in the Journal of Vascular Surgery.

The article highlighted results from the Nellix international clinical trial, which covers the first 21 patients treated with the device. It demonstrated successful aneurysm exclusion in all patients and no late aneurysm or device-related adverse events. We believe these positive results are indicative of the unique attributes of the device, which is the only EVAR technology that completely seals the aneurysm sac.

Based on our diligence in the initial clinical results so far, we believe the Nellix platform has the potential to reduce secondary interventions and long-term patient surveillance, while offering a simple procedure with a broadest indication of all EVAR devices.

From our perspective, Nellix is the one technology that has the potential to disrupt the EVAR market and expand a therapy to more patients with infrarenal aortic aneurysms.

Since completing the acquisition, we've been busy working on the integration, preparing the Nellix technology for commercialization in international markets and the U.S. IDE clinical trial. We remain on track with our development timelines and expect to begin enrolling patients in the pivotal trial in 2012. 40 patients have been treated with the device outside the U.S. and we expect to receive CE Mark in 2012.

Another new product with tremendous potential is our Ventana fenestrated stent graft. This device was developed internally to treat aneurysm patient with very short aortic necks and juxtarenal and pararenal aneurysm.

We estimate that these patients represent approximately 20% of the diagnostic aortic aneurysms and cannot be treated with currently available endovascular devices in the U.S. The experience from the first clinical implants with Ventana was presented at the VEITH symposium in late November by Dr. Daniel Clair, Chairman of the Cleveland Clinic Department of vascular surgery.

Dr. Clair's presentation was very well attended, and we have received strong interest from physicians around the world. We continue to make progress with our multicentre international clinical trial for Ventana, and expect a complete enrolment by the end of this year. We also remain on track to submit our IDE and began enrolling patients in the U.S. trial during the second half of 2011.

Another internally developed new product is AFX, our next-generation infrarenal EVAR device. This new technology offers the unique advantages of anatomical fixation in a low-profile easy-to-use delivery system. Pending U.S. regulatory approval, we expect to launch this new device in the second half of this year.

And lastly, we continue to enroll patients in the first and only pivotal clinical trial for percutaneous EVAR. The trial is called PEVAR and we are on track to complete enrolment by the end of this year. If approved as anticipated next year, we believe that Endologix will be the only company that can promote its EVAR devices for percutaneous use, which has the potential to reduce growing related complications and are strongly preferred by patients. This expanded indication is ideally suited for use with our new low profile AFX system, which we expect will be on the market in 2012.

Last week at the iCON meeting in Phoenix, interim data from our PEVAR clinical trial was presented by Dr. Zvonimir Krajcer from the Texas Heart Institute. Dr. Krajcer presented data 33 Roll-In patients from the clinical trial, which included a 97% treatment success, and an average length of hospital stay of 1.4 days.

These are excellent results and provide further support for this rapidly growing technique. We expect to complete enrolment in the PEVAR trial this year, and anticipate FDA approval in 2012. Altogether, we have a very strong pipeline of new products and indications with Nellix, Ventana, AFX and PEVAR.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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We believe that Nellix and Ventana alone offer the opportunity to expand the addressable EVAR market by up to 60% and treat patients that would previously have gone to open surgery or had no other treatment options. To prepare for the launch of Nellix and Ventana in 2012, we are building a direct sales organization in Europe. Bob Mitchell, who is the CEO of Nellix has significant EVAR experience and is leading this effort. Our plan is to finish 2011 with 12 to 15 experienced professionals in Europe which provide the initial infrastructure and coverage we need to begin generating revenue from these exciting new products.

Now, let me provide an outlook for the current year. For the full-year 2011, we expect revenue to be in the range of $78 to $82 million. This represents 16% to 22% growth over 2010. In 2011, growth will be driven by several factors.

First, we will continue to add new sales reps and clinical specialists in 2011 to supplement the new reps we added in 2010. We are targeting a total of 12 additions, split evenly between reps and clinical specialists. The addition of the clinical specialists will provide support for our busiest reps who will be able to dedicate an even greater portion of their time to expanding our customer base.

In the second half of the year, we anticipate the U.S. launch of AFX, our new low profile infrarenal device. Based upon physician feedback we received during the development process, we expect AFX to be well-received by both our existing customers as well as new customers, giving us the opportunity to continue increasing market share.

And lastly, we also expect to benefit from the launch of the new products that were introduced in the third quarter of 2010. The new sizes in PowerFit Aortic Extensions have been well received in the domestic market, and we expect to roll these products out to international physicians during 2011.

Altogether, we anticipate another strong year for our core business in 2011, particularly in the second half, driven by the launch of AFX, the expanded sales force and continued market adoption of anatomical fixation, which is proven to provide exceptional clinical outcomes.

We will continue to invest for revenue growth and drive toward market leadership through our new product initiatives, clinical studies and the development of the European sales force.     Bob, will provide the details of our bottom line guidance in his remarks, but we believe that these strategic investments will drive long-term growth and continued market share gains for Endologix.

I'll now turn the call over to Bob for a review of our financial results. Bob?

Robert J. Krist, Chief Financial Officer and Secretary
Thanks, John. Good afternoon to all. So today I will provide an overview of our key financial results and metrics for the fourth quarter and full-year 2010.

Total revenue increased by 41% year-over-year to $19.2 million in the fourth quarter and by 28% to $67.3 million for the full-year 2010. This growth was driven by the launch of PowerFit proximal extensions, our new product sizes, the addition of 13 new sales territories, increased sales productivity and overall strong growth in international markets.

Total revenue in the fourth quarter increased sequentially by 8% with the majority of that growth attributed to the 45% sequential increase in international sales in the fourth quarter. This was driven by the ongoing roll-out of IntuiTrak, solid growth in South America and Japan, and the normal third to fourth quarter seasonality effect in our European business.

Domestic sales increased by 1% on a sequential basis following the launch of PowerFit and our new sizes that produced record domestic revenue in the third quarter.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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Gross margin improved to 78% for the fourth quarter from 75% in the prior year quarter driven primarily by the mix of new products. For the full year 2010, gross margin was also 78% again up nicely from 75% for the full year 2009.

On a GAAP basis operating expenses for the fourth quarter were $18.3 million compared to $11 million in the same period last year. For the full year 2010, operating expenses were $56.4 million compared to $41.6 million in 2009.

Research, development and clinical expenses grew by 52% over the fourth quarter of 2009 and by 70% for the full year. This increase was in line with our expectations and positions us well for sustainable long-term growth. Key projects in 2010 included the PEVAR clinical trial, product development efforts for AFX, Ventana, Nellix and the new products and sizes introduced in 2010.

Sales and marketing expenses grew by 30% in the fourth quarter, and by 20% for the full year mainly due to the 25% addition of 13 new territories, and variable commission expense on the increase in sales during the year. G&A expenses grew by $4.2 million in the fourth quarter and by $4.9 million for the full year.

G&A for the fourth quarter however included $3.5 million of cost associated with the Nellix acquisition, and an additional $830,000 in litigation expenses related to the patent disputes with Cook Medical and Bard Peripheral Vascular. For the full year, the same expenses totaled $5.4 million, $3.8 million for the acquisition and $1.6 million for the legal fees.

For the fourth quarter of 2010, our GAAP net income was $8 million or $0.15 per diluted share compared with a GAAP net loss of $676,000 or $0.01 per share in the fourth quarter of 2009. Results for the fourth quarter of 2010 included two very significant impacts related to our acquisition of Nellix. The first was the $3.5 million of non-recurring transaction expenses, which I mentioned, were charged to G&A.

In accordance with FAS 141R, such costs are now expensed when incurred, as opposed to capitalized in the purchase price. The second significant effect of FAS 141R was in the tax provision, where an $11.3 million tax benefit was recorded in the fourth quarter. This was the result of a partial reversal of the valuation allowance against the Endologix deferred tax asset due to the recording of the deferred tax liability associated with the acquisition.

Because of these unusual merger accounting effects on our GAAP financial statement results, and for a more meaningful comparison to 2009 results, we have provided a non-GAAP adjusted net earnings measure in our earnings announcement released earlier today.

On that adjusted basis, net earnings in the fourth quarter were a positive $116,000. And more detail on the reconciliation of this non-GAAP measure to GAAP accounting is included in our earnings release.

For the full year of 2010, GAAP net income was $6.9 million or $0.14 per share compared with the GAAP net loss of $2.4 million or $0.05 per share in 2009. On the same adjusted basis, we reported a full year 2010 net loss of $664,000 or $0.01 per share. Total cash and cash equivalents increased by $15.3 million during the fourth quarter. That was comprised of $15 million raised in a private placement from Essex Woodlands in conjunction with the Nellix acquisition, and approximately $300,000 in positive cash flow from operations.

We ended the fourth quarter with $38.2 million in cash, and we also have $10 million available on our line of credit with no outstanding bank debt. Accounts receivable dollars increased by $3.9 million during 2010, driven by sales growth, which was particularly strong in the fourth quarter.

Accounts receivable days outstanding, including both domestic and international accounts, was 54 days at year-end compared to 53 days at the close of 2009. Inventory dollars increased by $2.8 million versus 2009 in order to support sales growth and the rollout of our new product sizes. Inventory turnover was at 2.0 turns at year-end, which is at the upper end of our target range for turnover given the consignment nature of our business.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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Now turning to guidance, as John mentioned, for the full-year 2011 we are reiterating guidance for revenue to be in a range of $78 million to $82 million, a 16% to 22% increase over 2010. We expect to generate a GAAP net loss of $0.25 to $0.30 per share.

This GAAP EPS guidance assumes Nellix-related effects of the following: one, an $11 million to $12 million impact for further development of the acquired Nellix technology in anticipation of the commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012; secondly, $5 million to $6 million for building a direct sales force in Europe; and finally, $1 million to $2 million of non-cash charges related to FAS 141R purchase accounting.

This guidance also assumes ongoing base business investments in the U.S. sales force, research, development and clinical initiatives, and litigation expenses, for which, by the way our best estimate is an average cost of approximately $200,000 per month throughout 2011. Not included in our guidance are the potential impacts of adverse litigation outcomes, acquisitions or other business development transactions.

With that, I'll turn the call back to John.

John McDermott, President and Chief Executive Officer
Thanks, Bob. Overall, we are very pleased with our fourth quarter results and believe the company is exceptionally well-positioned for significant long-term growth.

Our core business continues to perform well based upon the advantages of anatomical fixation, our wider range of sizes to treat more patients. Our investments in the U.S. sales force are demonstrating good results and we expect the addition of clinical specialists to increase productivity and provide leverage in the years ahead.

Our new product pipeline is the best in the company's history and arguably the best in the entire EVAR industry. With the acquisition of Nellix, we believe we've added a game-changing technology with the potential to become the standard of care for infrarenal aortic repair. Combined with the Ventana fenestrated stent graft, these two products should allow us to expand the addressable market to include over 90% of the diagnosed aneurysms and enable us to compete more effectively for a greater share of even the existing procedures. We are uniquely positioned to capitalize on these opportunities and look forward to introducing these important new products in 2012.

With that, I'd like to open the call to your questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you. We will now be conducting a question and answer session. [Operator Instructions] Our first question comes from the line of Duane Nash with Wedbush Securities. Please proceed with your question.

<Q - Duane Nash>: Sure. Good afternoon and thanks for taking the questions. So the first question is, can you provide any color, or extra color, on the 2011 guidance? For example, the lower end of guidance suggests an average quarterly revenue of $19.5 million, which is only about $300,000 above the current Q4 revenues. And you have also said that revenues may be weighted somewhat towards the end of the year. So my question is really what is the possibility that we could see a down quarter sequentially from the Q4 quarter to the current Q1 2011?

<A - John McDermott>: Yeah, well, Duane, as you know, we don't provide quarterly guidance at this time. And we have indicated that we expect that to be back-half loaded given increased competitive activity in the first half, and then our anticipated launch of AFX in the second half. So at this point, we haven't seen anything that would lead us to change obviously our annual guidance. And that's probably just the level of detail I can go into at this point.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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<Q - Duane Nash>: Okay. And then one quick question for Bob. Should we expect gross margins to stay around 78% in 2011?

<A - Robert J. Krist>: Duane, yes, in 2011, you should. After 2011, there may be some impacts from the purchase accounting of the Nellix acquisition that would impact cost of sales. Those, of course, would be non-cash amortization charges. But I would expect gross margins to be roughly consistent between 2010 and 2011.

<Q - Duane Nash>: Great. Well, thanks very much and congratulations on the quarter.

<A - John McDermott>: Thanks, Duane.

Operator: Thank you. Our next question comes from the line of Steven Lichtman with Oppenheimer. Please proceed with your question.

<Q - Steve Lichtman>: Thanks. Hi, guys.

<A - John McDermott>: Hey Steve.

<Q - Steve Lichtman>: You talked about the excitement of the - for the new products, Nellix and Ventana, from doctors here in the U.S.. How do you leverage that with the core business of the current products ahead of launch over the next couple of years as you start rolling out the clinical trials? How do you leverage that to try to get some benefit to Powerlink today?

<A - John McDermott>: Yeah. Well, in the case of Ventana in particular, the Ventana system utilizes the same main body device or the same - the current Powerlink infrarenal system. And obviously there's a tremendous amount of interest from physicians to participate in the clinical trial as well as be positioned when the device is available to market. So our perspective and our approach with physicians is, if you want to either participate in the clinical trial or be positioned to use the Ventana in the future, you really need to get very experienced and skilled with the infrarenal system that we have today.

So that's the best way to get guys familiar with the current core product line while we run the clinical initiative. The same holds true for Nellix, although it doesn't utilize the current platform. As you could imagine, there is a tremendous amount of interest in participating in the clinical trials and physicians wanting to engage with the company. And the best way for them to do that is to start using the current products. So we do leverage those opportunities as appropriate whenever we can.

<Q - Steve Lichtman>: And maybe just a little bit more detail on AFX and really what the step up is versus the current delivery system. If you could talk a little bit more about the reduced size and deliverability and any other benefits of - when AFX comes to the U.S. market?

<A - John McDermott>: Yeah, so it is - it's a lower profile system than the device we have today. The current IntuiTrak system is 19-French OD or outside diameter. AFX is - or excuse me, IntuiTrak is 21-French, AFX will be 19-French. So it's 2-French smaller, which will make it the lowest-profile device in the United States to treat aneurysms larger than 23 millimeter neck.

So it's got a profile advantage right out of the gate compared to all the competitive devices. We've also, based upon a lot of physician input, made some design changes to further simplify the procedure to make it easier and faster to use, as well as have integrated a new mechanism to further enhance the deliverability in terms of the precision. So the device will be even more accurate than our current system. So we've got several incremental advantages that we think are going to make a difference as we roll that out.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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<Q - Steve Lichtman>: Okay, great. And then just lastly, the new Powerlink sizes have been driving you here in the U.S. in the back half of the year, just to be clear, those have not yet been launched in the EU, and when are you expecting that in 2011?

<A - John McDermott>: Yeah, we'll start training our distributors. We're building inventory for them now. We would expect to start shipping some orders in the second quarter of 2011 to get those distributors. A few of them already have PowerFit in Latin America, South America markets, but the majority of the markets haven't seen PowerFit or the new sizes, and they'll start to get those in Q2.

<Q - Steve Lichtman>: Okay. Great. Thanks guys.

<A - John McDermott>: Yep.

Operator: Thank you. Our next question comes from the line of John Putnam with Capstone Investments. Please proceed with your question.

<Q - John Putnam>: Great. Thanks very much. Bob, I was wondering on a sequential basis gross margin was down, was that because of the international contribution?

<A - Robert J. Krist>: Yes, it was. The fourth quarter is always our strongest revenue quarter for international sales. And that was certainly the case again in 2010, and the margin - sequential decline was entirely a function of that mix effect.

<Q - John Putnam>: Okay. You're saying 2011 should average about 78%, you're comfortable with that?

<A - Robert J. Krist>: It should be very consistent on a plus/minus basis. Yeah, 78% is a reasonable estimate.

<Q - John Putnam>: Okay. And the income tax benefit, do you anticipate any of that in 2011?

<A - Robert J. Krist>: I do not. I believe that this effect will have been a one-time non-recurring effect strictly related to the initial booking of the Nellix transaction.

<Q - John Putnam>: Okay. Great. Thanks very much. Great quarter.

<A - John McDermott>: Thanks, John.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Chris Cooley with Stephens, Inc. Please proceed with your question.

<Q - Chris Cooley>: Good afternoon, and thank you for taking the questions. If I could - just looking at the fourth quarter, could you give us an update on how many reps you exited in the U.S. with and just maybe talk to us a little bit about their productivity, where they're seeing - the strength, because clearly you had great performance? And then I have one follow-up. Thank you.

<A - John McDermott>: Yeah, Chris, we finished the year with 64 reps. And as you'll recall, we started the year with 51. So that's where the 25% increase for the full year came from. And they're seeing productivity really everywhere, I mean we tend to put these new reps in markets where we haven't had great coverage.

So in some cases, they are markets that we just haven't had the bandwidth to get to, and so now they've got an Endologix rep who's showing up and looking at films and looking for opportunities to work with the doctors on cases.

So there isn't any specific situation, where the new reps are adding productivity other than just developing the relationships, working their way into the physicians practice and then getting more and more of their cases.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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<Q - Chris Cooley>: Understood. And then just as a follow-up, just when you think about the PEVAR trial, in terms of enrollment completion, any chance of that's moving along a little bit maybe ahead of plan that you can see likely an early first half approval next year or do you want to speculate on the FDA at this point?

<A - John McDermott>: Yeah. It's a little hard to speculate on that. What we have - our internal plan is to complete enrolments during this calendar year. And then we have to file a PMA supplement and request for expanded labeling of that device. So we're hopeful to get that all done and get an approval in the mid to Q3 point of 2012. But right now today, it's a little early to forecast it down to the quarter.

<Q - Chris Cooley>: Understood. Thanks and congratulations again on the great quarter.

<A - John McDermott>: Thanks.

Operator: Thank you. Our next question comes from the line of Tim Lee with Piper Jaffray. Please proceed with your question.

<Q - Timothy Lee>: Hi, good afternoon. Thanks for taking the questions. Just a couple of follow-ups. I guess, first, can you comment on the competitive environment. One of your competitors reported their quarter results today and they cited some pretty good sequential market share gains particularly in the U.S. Are you seeing any of those competitive pressures in the marketplace here in the near term?

<A - John McDermott>: Well, we are speaking specifically to Medtronic. They got their device approved at the end of the year, and as expected, we are getting some reports of trials of that device. We are monitoring that activity very closely as you could imagine. But we're not seeing anything that I would say we didn't anticipate at this point in time.

<Q - Timothy Lee>: Got it. Since you mentioned Medtronic, are you seeing anything from the Gore side as well? I guess they launched the C3 Delivery System. Are you seeing them in the marketplace as well?

<A - John McDermott>: Yeah, we are - although it's a little different, because they are offering that device C3 in addition to their current product line. So the best we can tell at this point, they are not planning to remove their existing products from the market, but they are offering C3 as a higher-priced alternative for certain anatomies.

<Q - Timothy Lee>: Got it.

<A - John McDermott>: And yeah, we are seeing it in the market, and that - the shows and things, but again nothing beyond what we had originally expected at this point in time.

<Q - Timothy Lee>: Okay. Fair enough. And then in terms of international, I know this was touched on in one of the earlier questions, the numbers are much stronger than we had expected. Was there anything unusual there? Any outsize stocking orders by distributors or should we think of this kind of a new baseline level?

<A - John McDermott>: Well, no, keep in mind that we're always a little heavier in the international business in the second half. So if you went back to last year's numbers, you'd see the same thing. So we tend to be more heavily weighted in the second half with international. There really wasn't any stocking or anything unique or unusual in Q3 or Q4 for that matter this year.

<Q - Timothy Lee>: Got it. Okay. Thanks so much, thanks so much.

Operator: Thank you. Our next question comes from Larry Haimovitch from HMTC. Please proceed with your question.

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Endologix, Inc.	ELGX	Q4 2010 Earnings Call	Feb. 22, 2011
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<Q - Larry Haimovitch>: Good afternoon, John. Congrats on a great quarter and a great year.

<A - John McDermott>: Thanks, Larry.

<Q - Larry Haimovitch>: I wanted to just explore a little bit about what's going on in Europe. There has been lot of good questions on the competitive environment, growth rate of the European market versus the U.S. market. And second, competitive issues, I know there's - they're getting products there earlier than we get them. Any thoughts on the TriVascular launch in particular and the effect of Endurant in Europe, which I guess has been sold now for several months.

<A - John McDermott>: Yeah. So we have the European markets specifically pegged at a growth rate of about 5%, which is maybe a point or two at most above the U.S. growth rate in terms of percentage. There are more products there as you pointed out. Endurant has actually been available in that market now for a couple of years.

<Q - Larry Haimovitch>: I didn't realize it was that long, okay.

<A - John McDermott>: Yeah, it's been available now for quite a while. And TriVascular in particular, they're building their efforts there. I would say that at least from our market intelligence, they haven't established a significant presence at this point. People are trying new device, it's primarily attribute as you know is profile.

<Q - Larry Haimovitch>: Yes.

<A - John McDermott>: But I'm not hearing anything that would suggest it's really changing in a material way, the patients that can be treated or the outcomes that people are getting with EVAR devices. The same limitations are true with that device as they are with the other devices in terms of secondary interventions and the need for long-term surveillance.

<Q - Larry Haimovitch>: Okay. And then second, I know of course you are working with LeMaitre Vascular in Europe and that distribution deal expires, is that the middle of '12, John, or is it middle of '13? I can't remember.

<A - John McDermott>: '13, June 2013.

<Q - Larry Haimovitch>: And that's the point at which you can begin to go fully direct in Europe then, I suppose?

<A - John McDermott>: That's correct. Yeah. Yeah.

<Q - Larry Haimovitch>: Okay. Great. Thanks.

<A - John McDermott>: Okay. Thank you.

Operator: Thank you. There are no further questions at this time. I'd like to turn the floor back to John McDermott for closing comments.

John McDermott, President and Chief Executive Officer
Okay. Well, thanks everyone for joining us on the call today and for your support and interest in Endologix. We look forward to updating you on our first quarter call in April. Have a good evening.

Operator: This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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